Exhibit 99.1

Lawson Products, Inc. Announces Record Sales and Higher Profits for 2005

DES PLAINES, Ill., Feb. 22 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS), an international distributor of products, services and systems to the MRO and OEM marketplaces, today announced that full year 2005 income from continuing operations was $21.5 million, or $2.36 per diluted share, compared to $21.4 million, or $2.27 per diluted share, a year ago. For 2005, operating income increased 10 percent to $35.4 million, compared to $32.2 million in the prior year. Operating income growth was driven primarily by record sales of $450 million for 2005, a 10 percent increase from $410 million in 2004. Continuing operations excludes the results of the Company's United Kingdom division, which was closed during the fourth quarter of 2005, and excludes gains realized from the sale of a real estate investment during the fourth quarter of 2005. Those results are now reported as discontinued operations, contributing $.58 per diluted share for 2005, resulting in full-year 2005 net income per diluted share of $2.94.

Fourth quarter 2005 operating income improved by 25 percent, to $6.2 million, driven by higher sales across all business segments and lower expenses related to stock appreciation rights compared to the prior year. Net sales increased by 10 percent overall for the fourth quarter 2005 to $116 million, compared to $105 million in the prior year. Fourth quarter 2005 results include the operations of Rutland Tool & Supply Co., which was acquired on December 1, 2005 and accounted for $4 million of sales and $.2 million of operating income in fourth quarter 2005 results.

"Increased productivity of our sales forces together with improved pricing management capability throughout the year 2005 resulted in accelerated sales growth to the double-digit percentage level for the year" said Robert J. Washlow, Chairman of the Board and CEO. "In a year that included an acquisition, the shut-down of the under-performing UK division, substantially increased expenditures in both information technology and marketing initiatives, improvements in product cost controls, and the sale of a real estate investment, we were pleased to maintain our operating income margins on higher top-line growth," Washlow continued.

The Company's effective tax rates for continuing operations for the fourth quarter and full-year 2005 were 48 percent and 41 percent, respectively, higher than its typical rate of 39 percent as a result of an additional provision for income taxes recorded in the fourth quarter 2005.

The Company continued to repurchase its outstanding shares in 2005, expending $1.6 million on 43,152 shares in the fourth quarter of 2005 and $14.5 million on 334,362 shares for the full-year 2005. At the end of 2005, 202,801 shares remained under the current share repurchase authorization.

LAWSON

Lawson Products is an international leader in selling and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement (MRO) market. The company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues", "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: excess and obsolete inventory; disruptions of the company's information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward- looking statements contained herein whether as a result of new information, future events or otherwise.

Lawson Products, Inc. and Subsidiaries
Condensed Consolidated Summary of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net Sales	$115,605,610	$105,345,996	$450,185,367	$409,565,308

Gross Profit	71,111,491	65,431,136	279,758,826	260,318,120

Operating
Expenses	64,869,782	60,438,561	244,392,819	228,130,659

Operating Income	6,241,709	4,992,575	35,366,007	32,187,461

Income from
Continuing
Operations
Before Taxes	6,829,995	5,377,699	36,554,527	33,047,004

Provision for
Income Taxes	3,305,145	1,031,871	15,095,000	11,603,000

Income from
Continuing
Operations	3,524,850	4,345,828	21,459,527	21,444,004

Income from
Discontinued
Operations	6,059,915	(350,168)	5,278,849	(19,083)

Net Income	$9,584,765	$3,995,660	$26,738,376	$21,424,921

Basic Income per
share of Common
Stock:
Continuing
Operations	$0.39	$0.47	$2.36	$2.28
Discontinued
Operations	0.67	(0.04)	0.58	(0.00)
	$1.07	$0.43	$2.94	$2.28

Diluted Income
per share of
Common Stock:
Continuing
Operations	$0.39	$0.47	$2.36	$2.27
Discontinued
Operations	0.67	(0.04)	0.58	(0.00)
	$1.06	$0.43	$2.94	$2.27

Weighted Average
Shares
Outstanding:
Basic	8,987,113	9,318,487	9,081,985	9,409,855
Diluted	9,001,101	9,343,404	9,098,722	9,429,796

Lawson Products, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2005 (unaudited)	December 31, 2004

Current Assets:

Cash and Cash Equivalents	$15,467,103	$28,469,223

Receivables, Net	60,101,695	49,786,500

Inventories, Net	79,125,034	59,555,649

Other Current Assets	11,870,657	8,595,650

Discontinued Current Assets	1,462,075	8,298,372

Total Current Assets	168,026,564	154,705,394

Property, Plant and Equipment, Net	45,662,017	41,431,587

Other Assets, Net	65,532,568	59,554,493

Discontinued Other Assets, Net	2,581	4,858,109

Total Assets	$279,223,730	$260,549,583

Current Liabilities	$50,874,669	$38,947,620

Discontinued Current Liabilities	1,668,217	3,999,531

Other Noncurrent Liabilities	41,255,951	37,071,681

Discontinued Other Noncurrent
Liabilities	0	199,294

Stockholders' Equity	185,424,893	180,331,457

Total Liabilities and
Equity	$279,223,730	$260,549,583

SOURCE Lawson Products, Inc.

02/22/2006

CONTACT: Tom Neri of Lawson Products, Inc., 1-847-827-9666, ext. 2203